February
                            17th
                            1 9 9 8




(213) 669-6000
                                                     411,967-001
                                                    LA1-778246.V1

International Aircraft Investors
3655 Torrance Boulevard, Suite 410
Torrance, California   90503

Ladies and Gentlemen:

          This opinion is rendered in connection with the filing by International Aircraft Investors, a California corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 50,000 shares of Common Stock, no par value (the "Shares"), of the Company to be issued pursuant to its 1997 Eligible Directors Stock Option Plan (the "Plan").

          We have examined such records of the Company and other documents as we have deemed necessary for the purposes of this opinion. Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that when the Shares are issued and paid for in accordance with any appropriate action or authorization by the Board of Directors of the Company or an authorized committee thereof as required or contemplated under the Plan and in accordance with the provisions of the Plan and relevant agreements duly authorized by and completed in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the Registration Statement.

                              Respectfully submitted,

                              O'MELVENY & MYERS LLP

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